UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2010

RASER TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 200
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.01. Disposal of Assets.

As previously disclosed on November 2, 2010, we entered into an  Investor Letter (“Letter of Intent” or  “LOI”) with a private investor (“Investor Group”) for the purpose of forming and capitalizing a new and independent electric vehicle company Via Automotive, Inc., a Delaware corporation (“Via Automotive”), whereby Via Automotive would purchase certain of our Transportation and Industrial Business segment (“Business Segment”) assets and assume certain of the Business Segment’s identified liabilities, On November 18, 2010 we entered into an Asset Purchase Agreement (the “Purchase Agreement”) and Shareholders’ Agreement (“Shareholders’ Agreement” and together with the Purchase Agreement, the “Agreements”) with Via Automotive (the “Buyer) pursuant to which the Buyer purchased certain of our Transportation and Industrial Business segment assets for $2.5 million in cash ($1.5 million paid at closing and $1.0 million to be paid on or before December 20, 2010) , and the issuance to us of approximately 39% of the common shares of Via Automotive and the Buyer assumed certain liabilities related tot he Transportation and Industrial Segment of approximately $0.7 million.  Additionally, the Agreements also provide that the Investor Group will capitalize Via Automotive with an additional $2.0 million.

In addition to the foregoing $4.5 million aggregate investment by the Investor Group, for which the Investor Group shall be issued 61% of the common shares of Via Automotive. Via Automotive will require additional equity investment of not less than $10 million (the “Additional Initial Capital”).   In addition to the foregoing consideration, the Buyer is obligated to close on not less than $10 million of additional equity or equity-linked securities in the Buyer to fund the Additional Initial Capital.  Such Equity or equity-linked securities shall dilute only the 61% of the common equity initially issued to the Investor Group and shall not dilute the approximate 39% of the common equity initially issued to us.

The Business Segment has historically been focused on improving the efficiency of electric motors, generators and power electronic drives used in electric and hybrid electric vehicle propulsion systems.  The Business Segment contained historical based costs of accounts receivable from General Motors, Inc. totaling $250,000; certain short-term deposits and other assets totaling $8,300; certain net fixed assets totaling $129,600; net intangible assets totaling $284,000; and accounts payable and accrued liabilities totaling $1,003,400 that were transferred to the Buyer.

The Shareholders’ Agreement provides that a supermajority vote of the directors will be required in certain circumstances.

Raser’s board of directors received a satisfactory fairness opinion for the sale of the Transportation and Industrial assets to the Buyer.

A copy of the Asset Purchase Agreement and Shareholders’ Agreement are attached to this Current Report on Form 8-K as Exhibit 10.1 and 10.2, respectively and are incorporated herein by reference. The foregoing is only a brief description of the material terms of the Agreements, does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to these exhibits.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the transaction discussed above, Kraig T. Higginson, the Company’s Executive Chairman of the Board of Directors, will resign his executive management position before the end of 2010 and will no longer be an employee of the Company, but he will continue to be a director and continue to serve as Chairman of the Board of Directors.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Asset Purchase Agreement, dated November 18, 2010, between Raser Technologies, Inc. and Via Automotive, Inc.
10.2	Shareholders’ Agreement, dated November 18, 2010, between Raser Technologies, Inc. and Carl E Berg.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: November 24, 2010	/s/ John Perry
John Perry, CFO

Exhibits List

Exhibit No.	Description
10.1	Asset Purchase Agreement, dated November 18, 2010, between Raser Technologies, Inc. and Via Automotive, Inc.
10.2	Shareholders’ Agreement, dated November 18, 2010, between Raser Technologies, Inc. and Carl E Berg.